NEWS RELEASE

TimkenSteel Announces Third-Quarter 2018 Results

•	Delivers net income in-line with guidance; exceeds Adjusted EBITDA(1) expectations

•	Third-quarter net sales increased 21 percent year over year with improved product mix
•Positioned to deliver continued earnings growth in 2019

CANTON, Ohio: October 25, 2018 - TimkenSteel (NYSE: TMST, timkensteel.com), a leader in customized alloy steel products and services, today reported third-quarter 2018 net sales of
$409.9 million and net income of $1.4 million or $0.03 per diluted share. In the same quarter last year, net sales were $339.1 million with a net loss of $5.9 million or minus $0.13 per diluted share. Adjusted EBITDA(1) for the third quarter was $26.5 million, an increase of $7.7 million over the same quarter last year.
"We continue to build on our position as a leader in special bar quality steel to deliver a richer mix of products, and the third quarter demonstrated good results in that regard. Operational performance remains focused on safety and improved delivery,” said Tim Timken, chairman, CEO and president. “We plan to run production aggressively in the fourth quarter in anticipation of a strong start to 2019.”
THIRD-QUARTER 2018 FINANCIAL SUMMARY
Third-quarter net sales increased $70.8 million or 21 percent year over year.

•	Ship tons were approximately 295,500, an increase of 2 percent over the third quarter of 2017, due to continued end-market strength.

•	Net sales benefited from improved product mix, higher prices and surcharges, as well as increased volume.

•	Surcharge revenue of $107.1 million represents a 37.5 percent increase from the prior-year quarter as a result of higher volumes and a rise in the No. 1 Busheling Index.

(1) Please see discussion of non-GAAP financial measures in this news release.  Adjusted EBITDA for the third quarter of 2018 excludes $1.7 million of executive severance costs, and for the third-quarter 2017 excludes a $2.3 million loss from the remeasurement of benefit plans.

TimkenSteel Corporation
1835 Dueber Ave. S.W., GNE-14, Canton, OH 44706
Media Contact: Carla Wooley, APR	Investor Contact: Mitch Byrnes
P 330.471.7760	P 330.471.7000
news@timkensteel.com	ir@timkensteel.com

EBIT(1) increased to $6.7 million from a loss of $2.1 million for the same period a year ago. Adjusted EBIT(1) increased to $8.4 million from $0.2 million in the third quarter of 2017.

•	Improved profitability was primarily due to more favorable product mix resulting from more energy and industrial volume and reduced billet sales, as well as higher prices and increased volume.

•	Manufacturing costs were higher year over year due to the timing of scheduled maintenance, with prior-year scheduled maintenance occurring in the fourth quarter.

•	Inflation of consumables not subject to surcharge resulted in higher costs compared to third-quarter 2017.

•
Melt utilization was 62 percent for the third quarter of 2018, compared with 74 percent in third-quarter 2017. The decrease in third-quarter melt utilization was driven primarily by the scheduled maintenance shutdown.

FOURTH-QUARTER 2018 OUTLOOK

•	Normal seasonality will impact fourth-quarter outlook as customers balance inventories.

•	Shipments are expected to be similar to fourth-quarter 2017 with continued improvement in mix.

•	Raw material spread is expected to be similar to third-quarter 2018.

•	Higher manufacturing costs and consumables inflation will be a headwind.

•
Adjusted EBITDA(1) is projected to be between $15 million and $25 million. At this time, the company is unable to reconcile its fourth-quarter outlook for Adjusted EBITDA(1) to a comparable GAAP range due to an expected full re-measurement of its pension and OPEB plan assets and obligations at December 31, 2018. The amount of the gain or loss from the re-measurement cannot currently be estimated.
Other Guidance

▪	2018 capital spending is projected to be approximately $40 million.

(1) Please see discussion of non-GAAP financial measures in this news release.  Adjusted EBITDA for the third quarter of 2018 excludes $1.7 million of executive severance costs, and for the third-quarter 2017 excludes a $2.3 million loss from the remeasurement of benefit plans.

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The company will host a conference call at 9 a.m. ET on Friday, October 26, to discuss its financial performance with investors and securities analysts. The financial results and conference call materials will be available online at investors.timkensteel.com.

TimkenSteel Earnings Call Information:

Conference Call	Friday, October 26, 2018 9 a.m. ET Toll-free dial-in: 833-238-7951 International dial-in: 647-689-4199 Conference ID: 7083359
Conference Call Replay	Replay dial-in available through Nov. 2, 2018 800-585-8367 or 416-621-4642 Replay passcode: 7083359

About TimkenSteel Corporation
TimkenSteel (NYSE:TMST, timkensteel.com) creates tailored steel products and services for demanding applications, helping customers push the bounds of what's possible within their industries. The company reaches around the world in its customers' products and leads North America in large alloy steel bars (up to 16 inches in diameter) and seamless mechanical tubing made of its special bar quality (SBQ) steel, as well as supply chain and steel services. TimkenSteel operates warehouses and sales offices in five countries and has made its steel in America for more than 100 years. The company posted sales of $1.3 billion in 2017. Follow us on Twitter @TimkenSteel and on Instagram.
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NON-GAAP FINANCIAL MEASURES
TimkenSteel reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”) and corresponding metrics as non-GAAP financial measures. This earnings release includes references to the following non-GAAP financial measures: EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA. These are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting these non-GAAP financial measures is useful to investors as these measures are representative of the Company’s performance and provide improved comparability of results. See the attached schedules for definitions of the non-GAAP financial measures referred to above and corresponding reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures. At this time, the company is unable to reconcile its fourth quarter outlook for Adjusted EBITDA to a comparable GAAP range due to an expected full re-measurement of its pension and OPEB plan assets and obligations at December 31, 2018. The amount of the gain or loss from the re-measurement cannot currently be estimated. Non-GAAP financial measures should be viewed as additions to, and not as alternatives for, TimkenSteel's results prepared in accordance with GAAP. In addition, the non-GAAP measures TimkenSteel uses may differ from non-GAAP measures used by other companies, and other companies may not define the non-GAAP measures TimkenSteel uses in the same way.

FORWARD-LOOKING STATEMENTS
This news release includes “forward-looking” statements within the meaning of the federal securities laws. You can generally identify the company’s forward-looking statements by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “outlook,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “seek,” “target,” “could,” “may,” “should” or “would” or other similar words, phrases or expressions that convey the uncertainty of future events or outcomes. The company cautions readers that actual results may differ materially from those expressed or implied in forward-looking statements made by or on behalf of the company due to a variety of factors, such as: deterioration in world economic conditions, or in economic conditions in any of the geographic regions in which the company conducts business, including additional adverse effects from global economic slowdown, terrorism or hostilities, including political risks associated with the potential instability of governments and legal systems in countries in which the company or its customers conduct business, and changes in currency valuations; the effects of fluctuations in

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customer demand on sales, product mix and prices in the industries in which the company operates, including the ability of the company to respond to rapid changes in customer demand, the effects of customer bankruptcies or liquidations, the impact of changes in industrial business cycles, and whether conditions of fair trade exist in U.S. markets; competitive factors, including changes in market penetration, increasing price competition by existing or new foreign and domestic competitors, the introduction of new products by existing and new competitors, and new technology that may impact the way the company’s products are sold or distributed; changes in operating costs, including the effect of changes in the company’s manufacturing processes, changes in costs associated with varying levels of operations and manufacturing capacity, availability of raw materials and energy, the company’s ability to mitigate the impact of fluctuations in raw materials and energy costs and the effectiveness of its surcharge mechanism, changes in the expected costs associated with product warranty claims, changes resulting from inventory management, cost reduction initiatives and different levels of customer demands, the effects of unplanned work stoppages, and changes in the cost of labor and benefits; the success of the company’s operating plans, announced programs, initiatives and capital investments (including the jumbo bloom vertical caster and advanced quench-and-temper facility), the ability to integrate acquired companies, the ability of acquired companies to achieve satisfactory operating results, including results being accretive to earnings, and the company’s ability to maintain appropriate relations with unions that represent its associates in certain locations in order to avoid disruptions of business; unanticipated litigation, claims or assessments, including claims or problems related to intellectual property, product liability or warranty, and environmental issues and taxes, among other matters; the availability of financing and interest rates, which affect the company’s cost of funds and/or ability to raise capital, the company’s pension obligations and investment performance, and/or customer demand and the ability of customers to obtain financing to purchase the company’s products or equipment that contain its products; the amount of any dividend declared by the company’s Board of Directors on the company’s common shares; and the overall impact of mark-to-market accounting. Additional risks relating to the company’s business, the industries in which the company operates or the company’s common shares may be described from time to time in the company’s filings with the SEC. All of these risk factors are difficult to predict, are subject to material uncertainties that may affect actual results and may be beyond the company’s control. Readers are cautioned that it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results and that the above list should not be considered to be a complete list. Except as required by

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the federal securities laws, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions, except per share data) (Unaudited)	2018	2017	2018	2017
Net sales	$409.9	$339.1	$1,204.2	$987.8
Cost of products sold	385.3	320.6	1,126.4	928.5
Gross Profit	24.6	18.5	77.8	59.3
Selling, general & administrative expenses (SG&A)	24.0	22.5	73.6	67.7
Impairment charges and loss on sale or disposal of assets	—	—	0.9	—
Other income, net	6.1	1.9	18.7	10.7
Earnings (Loss) Before Interest and Taxes (EBIT) (1)	6.7	(2.1)	22.0	2.3
Interest expense	4.4	3.7	12.9	11.0
Earnings (Loss) Before Income Taxes	2.3	(5.8)	9.1	(8.7)
Provision for income taxes	0.9	0.1	1.2	1.2
Net Income (Loss)	$1.4	($5.9)	$7.9	($9.9)

Net Income (Loss) per Common Share:
Basic earnings (loss) per share	$0.03	($0.13)	$0.18	($0.22)
Diluted earnings (loss) per share (2)	$0.03	($0.13)	$0.17	($0.22)

Weighted average shares outstanding - basic	44.6	44.4	44.5	44.4
Weighted average shares outstanding - diluted	45.2	44.4	45.2	44.4

(1) EBIT is defined as net income (loss) before interest expense and income taxes. EBIT is an important financial measure used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT is useful to investors as this measure is representative of the Company's performance.

(2) Common share equivalents for shares issuable for equity-based awards for the three and nine months ended September 30, 2017 and common share equivalents for shares issuable upon the conversion of outstanding convertible notes for all periods presented were excluded from the computation of diluted earnings (loss) per share because the effect of their inclusion would have been anti-dilutive.

Table Page 1

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions) (Unaudited)	September 30, 2018	December 31, 2017
ASSETS
Cash and cash equivalents	$27.0	$24.5
Accounts receivable, net of allowances	172.1	149.8
Inventories, net	285.3	224.0
Deferred charges and prepaid expenses	4.7	3.9
Other current assets	8.3	8.0
Total Current Assets	497.4	410.2
Property, Plant and Equipment, net	670.2	706.7
Pension assets	18.0	14.6
Intangible assets, net	16.8	19.9
Other non-current assets	4.9	5.2
Total Other Assets	39.7	39.7
Total Assets	$1,207.3	$1,156.6

LIABILITIES
Accounts payable	$138.8	$135.3
Salaries, wages and benefits	32.2	32.4
Accrued pension and postretirement costs	2.9	11.5
Other current liabilities	22.7	27.6
Total Current Liabilities	196.6	206.8
Convertible notes, net	73.0	70.1
Other long-term debt	145.0	95.2
Accrued pension and postretirement costs	205.9	210.8
Deferred income taxes	0.6	0.3
Other non-current liabilities	11.9	12.7
Total Non-Current Liabilities	436.4	389.1
SHAREHOLDERS' EQUITY
Additional paid-in capital	844.9	843.7
Retained deficit	(229.6)	(238.0)
Treasury shares	(33.0)	(37.4)
Accumulated other comprehensive loss	(8.0)	(7.6)
Total Shareholders' Equity	574.3	560.7
Total Liabilities and Shareholders' Equity	$1,207.3	$1,156.6

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CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions) (Unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Operating Activities
Net income (loss)	$1.4	($5.9)	$7.9	($9.9)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	18.1	18.6	55.0	56.4
Amortization of deferred financing fees and debt discount	1.3	1.0	4.3	3.1
Impairment charges and loss on sale or disposal of assets	—	—	0.9	0.4
Deferred income taxes	0.6	0.5	0.3	0.7
Stock-based compensation expense	2.2	1.5	5.9	4.9
Pension and postretirement expense (benefit), net	(1.4)	3.0	(4.3)	4.6
Pension and postretirement contributions and payments	0.5	0.2	(12.4)	(2.5)
Changes in operating assets and liabilities:
Accounts receivable, net	1.5	(7.1)	(22.3)	(69.0)
Inventories, net	9.2	(20.2)	(61.3)	(55.3)
Accounts payable	(39.0)	3.0	3.5	46.8
Other accrued expenses	7.0	9.2	(5.9)	10.7
Deferred charges and prepaid expenses	(2.4)	(2.4)	(0.8)	(1.4)
Other, net	2.7	(1.5)	0.8	(1.2)
Net Cash Provided (Used) by Operating Activities	1.7	(0.1)	(28.4)	(11.7)
Investing Activities
Capital expenditures	(8.7)	(5.1)	(17.7)	(11.9)
Proceeds from disposals of property, plant and equipment	—	—	1.0	—
Net Cash Used by Investing Activities	(8.7)	(5.1)	(16.7)	(11.9)
Financing Activities
Proceeds from exercise of stock options	—	—	0.2	0.2
Shares surrendered for employee taxes on stock compensation	—	(0.2)	(0.7)	(1.4)
Revenue Refunding Bonds repayment	—	—	(30.2)	—
Credit Agreement repayments	—	(5.0)	(65.0)	(5.0)
Amended Credit Agreement borrowings	—	—	155.0	30.0
Amended Credit Agreement repayments	(5.0)	—	(10.0)	—
Debt issuance costs related to the Amended Credit Agreement	—	—	(1.7)	—
Net Cash Provided (Used) by Financing Activities	(5.0)	(5.2)	47.6	23.8
Increase (Decrease) In Cash and Cash Equivalents	(12.0)	(10.4)	2.5	0.2
Cash and cash equivalents at beginning of period	39.0	36.2	24.5	25.6
Cash and Cash Equivalents at End of Period	$27.0	$25.8	$27.0	$25.8

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Reconciliation of Earnings (Loss) Before Interest and Taxes (EBIT) (1), Adjusted EBIT (3), Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA) (2) and Adjusted EBITDA (4) to GAAP Net Income (Loss):

This reconciliation is provided as additional relevant information about the Company's performance. EBIT, Adjusted EBIT, EBITDA, and Adjusted EBITDA are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT, Adjusted EBIT, EBITDA, and Adjusted EBITDA is useful to investors as these measures are representative of the Company's performance. Management also believes that it is appropriate to compare GAAP net income (loss) to EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,

(Dollars in millions) (Unaudited)	2018	2017	2018	2017
Net income (loss)	$1.4	($5.9)	$7.9	($9.9)

Provision for income taxes	0.9	0.1	1.2	1.2
Interest expense	4.4	3.7	12.9	11.0
Earnings (Loss) Before Interest and Taxes (EBIT) (1)	$6.7	($2.1)	$22.0	$2.3
EBIT Margin (1)	1.6%	(0.6)%	1.8%	0.2%

Depreciation and amortization	18.1	18.6	55.0	56.4
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (2)	$24.8	$16.5	$77.0	$58.7
EBITDA Margin (2)	6.1%	4.9%	6.4%	5.9%

Executive severance costs	(1.7)	—	(1.7)	—
Loss from remeasurement of benefit plans	—	(2.3)	—	(2.3)
Adjusted EBIT (3)	$8.4	$0.2	$23.7	$4.6
Adjusted EBIT Margin (3)	2.0%	0.1%	2.0%	0.5%
Adjusted EBITDA (4)	$26.5	$18.8	$78.7	$61.0
Adjusted EBITDA Margin (4)	6.5%	5.5%	6.5%	6.2%

(1) EBIT is defined as net income (loss) before interest expense and income taxes. EBIT Margin is EBIT as a percentage of net sales.
(2) EBITDA is defined as net income (loss) before interest expense, income taxes, depreciation and amortization. EBITDA Margin is EBITDA as a percentage of net sales.
(3) Adjusted EBIT is defined as EBIT excluding executive severance costs for the three and nine months ended September 30, 2018 and loss from remeasurement of benefit plans for the three and nine months ended September 30, 2017. Adjusted EBIT Margin is Adjusted EBIT as a percentage of net sales.

(4) Adjusted EBITDA is defined as EBITDA excluding executive severance costs for the three and nine months ended September 30, 2018 and loss from remeasurement of benefit plans for the three and nine months ended September 30, 2017. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of net sales.

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